Exhibit 99(i)
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                              ACQUISITION AGREEMENT
                              ---------------------

     Agreement and Plan of Reorganization, entered into as of January 5, 2001, effective January 1, 2001, by and between Urecoats International, Inc., a Florida corporation (hereinafter referred to as "Urecoats International"); Rainguard Roofing Corporation, a Florida corporation (hereinafter referred to as "Rainguard Roofing"); and Urecoats Industries Inc., a Delaware corporation (hereinafter referred to as "Urecoats Industries").

     1. PLAN OF REORGANIZATION. All of the issued and outstanding capital stock of Rainguard Roofing shall be acquired by Urecoats International, consisting of one hundred (100) shares of common stock, with a par value of $1.00 per share in exchange solely for shares of voting common stock of Urecoats Industries, having a par value of $.01 per share. Urecoats International is a wholly-owned subsidiary of Urecoats Industries.

     2. EXCHANGE OF SHARES. Urecoats International agrees that all of the outstanding shares of Rainguard Roofing shall be exchanged for 50,000 shares of restricted common stock of Urecoats Industries. Urecoats Industries is providing these shares to Urecoats International for the purpose of making this acquisition. Rainguard Roofing will thereafter become a wholly-owned subsidiary of Urecoats International.

     Subject to approval of Rainguard Roofing shareholder(s), such shares shall be issued to the respective stockholder(s) of Rainguard Roofing or pursuant to their instructions.

     3. DELIVERY OF SHARES. Subject to the approval of the shareholder(s) of Rainguard Roofing, on the closing date, the Rainguard Roofing stockholder(s) will deliver certificate(s) for the shares of Rainguard Roofing duly endorsed with signatures guaranteed so as to make Urecoats International the sole owner thereof, free and clear of all claims and encumbrances; and within ten (10) days after such closing date delivery of the Urecoats Industries shares will be made to the Rainguard Roofing stockholder(s) as above set forth.

     Delivery by the Rainguard Roofing stockholder(s) will be made to the agent for Urecoats International at such place in or about Pompano Beach, Florida, or at such other place as may be determined by the parties. Time is of the essence.

     4. REPRESENTATIONS OF RAINGUARD ROOFING AND RAINGUARD ROOFING STOCKHOLDER(S). Rainguard Roofing and Albert J. Kareyva III and Holly J. Kareyva, represent and warrant the following which shall survive the closing:

         (a) That the shares of Urecoats Industries shall be acquired by Rainguard Roofing stockholder(s) for their own beneficial account and they will hold such shares of common stock of Urecoats Industries for investment and not with a view to the unlawful distribution thereof and acknowledge that the certificate(s) for the shares shall contain a restrictive legend thereon, restricting sale, transfer or hypothecation thereof unless the shares are the subject of an effective registration statement duly filed with the Securities

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and Exchange Commission (hereinafter referred to as "SEC") under the Securities
Act of 1933, as amended (hereinafter referred to as the "Act"), or the issuer is provided, with an opinion of counsel, satisfactory to it, that registration is not required under the Act;

         (b) As of the closing date the Rainguard Roofing stockholder(s) will be the sole owners of the shares of Rainguard Roofing appearing of record in their names; such shares will be free from claims, liens, or other encumbrances and such shareholder(s) will have the unqualified right to transfer such shares;

         (c) The shares to be delivered by Rainguard Roofing stockholder(s) constitute validly issued shares of Rainguard Roofing, fully paid and nonassessable;

         (d) Rainguard Roofing is a company with no substantial liabilities, either fixed or contingent, other than contracts or obligations in the usual course of business which Rainguard Roofing is able to pay; and no such contracts or obligations in the usual course of business or liens or other liabilities which, if disclosed, would pose any substantial changes in the financial condition of Rainguard Roofing;

         (e) Rainguard Roofing does not have any outstanding legal judgments against it, is not involved in any pending litigation or governmental investigation or proceeding, and to the knowledge of Rainguard Roofing, no litigation or governmental investigation or proceeding is threatened against Rainguard Roofing; All income and property taxes (real and personal) of Rainguard Roofing and its stockholder(s) are paid (or not delinquent) and there are no tax liens against the property (real or personal) of Rainguard Roofing or its stoskholder(s);

         (f) Rainguard Roofing stockholder(s) agree that they will retain all rights to receivables and be responsible for payment of all payables existing and accrued prior to and up to the date of closing;

         (g) Rainguard Roofing stockholder(s) agree to hold Urecoats International and Urecoats Industries harmless from all existing and/or later filed warranty claims for any work performed by Rainguard prior to and up to the date of closing;

         (h) As of the closing date, Rainguard Roofing will be in good standing as a Florida corporation; and

         (i) Rainguard Roofing stockholder(s) hereby and each of them acknowledge that no one has made any representations to them about the value prospects of Urecoats Industries' common stock.

     5. REPRESENTATIONS OF URECOATS INTERNATIONAL. Urecoats International represents and warrants as follows:

         (a) As of the closing date, the shares to be delivered to the Rainguard Roofing stockholder(s) will constitute the valid and legally issued shares of Urecoats Industries, fully paid and nonassessable, and will be legally equivalent in all respects to the common stock of Urecoats Industries issued and outstanding as of date hereof;

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         (b)  The officers of Urecoats International are duly authorized to execute this agreement pursuant to authorization from its Board of Directors;

         (c) Urecoats International, Inc. is a wholly-owned subsidiary of Urecoats Industries;

         (d) Urecoats International is not involved in any governmental investigation or proceeding;

         (e) As of the closing date, Urecoats International will be in good standing as a Florida corporation; and

         (f) The shares of Rainguard Roofing are being acquired by Urecoats International for an investment, and there is no present intention on the part of Urecoats International to dispose of such shares.

     6. REPRESENTATIONS OF URECOATS INDUSTRIES. Urecoats Industries represents and warrants as follows:

         (a) Urecoats Industries is involved in this Agreement solely for the purpose of providing fifty thousand (50,000) shares of its restricted common stock to Urecoats International to facilitate the acquisition of Rainguard Roofing by Urecoats International;

         (b) As of the closing date, the shares to be delivered to the Rainguard Roofing stockholder(s) will constitute the valid and legally issued shares of Urecoats Industries, fully paid and nonassessable, and will be legally equivalent in all respects to the common stock of Urecoats Industries issued and outstanding as of date hereof;

         (c) The officer signing this Agreement on behalf of Urecoats Industries is duly authorized to execute this Agreement;

         (d) Urecoats International, Inc. is a wholly-owned subsidiary of Urecoats Industries;

         (e) Urecoats Industries is a publicly traded company that files periodic reports with the SEC, and the Rainguard Roofing stockholder(s) acknowledge receipt of the most recent Annual Report and periodic financial and other reports filed during the 2000 year as of the closing date hereof;

         (f) Urecoats Industries is not involved in any governmental investigation or proceeding; and

         (g) As of the closing date, Urecoats Industries will be in good standing as a Delaware corporation.

     7.  CONDITIONS OF CLOSING.

         (a)  The closing date herein referred to shall be January 5, 2001;

         (b) All representations, warranties and covenants herein made shall survive the closing;

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         (c)  At the closing the Rainguard Roofing stockholder(s) shall designate, nominate, constitute, and appoint Michael T. Adams, Vice President of Urecoats International, as their agent to accept delivery of the certificate(s) of Urecoats Industries stock (when issued) to be issued in their respective name(s), and to give a good and sufficient receipt and acquittance for the same, and in connection therewith to make delivery of their stock in Rainguard Roofing to Urecoats International; and

         (d) The obligations of both Rainguard Roofing and Urecoats International are not conditioned upon the receipt of a favorable tax ruling regarding the tax-free character of the reorganization under I.R.C. Section 368(a)(1)(B).

     8. PROHIBITED ACTS. Rainguard Roofing agrees not to do any of the following things prior to the closing date, and subject to their approval, will cause the Rainguard Roofing stockholder(s) to agree that prior to the closing date they will not request or to the extent practicable, permit Rainguard Roofing to do any of the following things:

         (a) Declare or pay any dividends or other distributions on its stock or purchase or redeem any of its stock;

         (b) Issue any stock or other securities increasing the total number of shares outstanding, including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness not in the usual course of business; and

         (c) Make any capital expenditures except with the consent of Urecoats International.

     9. DELIVERY OF RECORDS. The Rainguard Roofing stockholder(s) agree that on or before the closing date they will cause to be delivered to Urecoats International such corporate records or other documents of Rainguard Roofing as Urecoats International may reasonably request.

     10. ASSIGNMENT. This agreement may not be assigned by any party without the written consent of the other party hereto.

     11. NOTICES. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party to whom addressed, if mailed, postage prepaid, United States Registered Mail, to the following addresses:

     Urecoats International, Inc.              Rainguard Roofing Corporation
     c/o:  Robert L. Sader, Esquire            Attn:  Albert J. Kareyva III
     Sader & LeMaire, P.A.                     1505 SW 25th Avenue
     1901 West Cypress Creek Road, Suite 415   Fort Lauderdale, Florida 33312
     Fort Lauderdale, Florida 33309            Telephone (954) 791-4478
     Telephone (954) 776-7004                  Facsimile (954) 791-4479
     Facsimile (954) 938-4409



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     12.  ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must ender their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the losing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be in Broward County, Florida and the parties hereto waive any claim that such forum is inconvenient.

     14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by all parties hereto.

     15. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     16. DAMAGES. Nothing contained herein shall be construed to prevent any of the parties hereto from seeking and recovering from the other damages sustained by each of them as a result of a breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

     17. CONSTRUCTIONS. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the drafting hereof, each party having been given the opportunity to be represented by counsel of their choice in connection with the negotiation of this Agreement.

     18. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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     19.  SUCCESSORS.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and assigns.

     20. THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     Executed in multiple counterparts, each of which shall be deemed a duplicate original, as of the date first above written.

URECOATS INTERNATIONAL, INC.         RAINGUARD ROOFING CORPORATION


By:    /s/ Michael T. Adams, V.P.    By:    /s/ Albert J. Kareyva III, Pres.
       --------------------------           --------------------------------
Name:  Michael T. Adams              Name:  Albert J. Kareyva III
Title: Vice President                Title: President
Date:	    1/5/01                     Date:     010501
       ---------------                      ---------------

ALBERT J. KAREYVA III                HOLLY J. KAREYVA
AS SHAREHOLDER OF                    AS SHAREHOLDER OF
RAINGUARD ROOFING CORPORATION        RAINGUARD ROOFING CORPORATION


By:    /s/ Albert J. Kareyva III     By:    /s/ Holly J. Kareyva
       -------------------------            -------------------------
Name:  Albert J. Kareyva III         Name:  Albert J. Kareyva III
Title: Shareholder                   Title: Shareholder
Date:	    010501                     Date:  January 5, 2001
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The signature below applies solely to the issuance of restricted common stock to Rainguard Roofing on behalf of Urecoats International in connection with this Agreement.

URECOATS INDUSTRIES INC.


By:    /s/ Michael T. Adams, Executive V.P.
       ------------------------------------
Name:  Michael T. Adams
Title: Executive Vice President
Date:	    1/5/01
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